Free Writing Prospectus to Preliminary Terms No. 10,884

Registration Statement Nos. 333-250103; 333-250103-01

Dated November 6, 2023; Filed pursuant to Rule 433

Morgan Stanley

5-Year SPUMP40 Buffered Jump Securities with Auto-Callable Feature

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlying:	S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (SPUMP40)
Early redemption:	Determination dates:		Call threshold level:	Call payment:
	1st:	11/29/2024	90% of the initial index value for the underlying	At least $1,125.000
	2nd:	12/27/2024		At least $1,135.417
	3rd:	1/27/2025		At least $1,145.833
	4th:	2/27/2025		At least $1,156.250
	5th:	3/27/2025		At least $1,166.667
	6th:	4/28/2025		At least $1,177.083
	7th:	5/27/2025		At least $1,187.500
	8th:	6/27/2025		At least $1,197.917
	9th:	7/28/2025		At least $1,208.333
	10th:	8/27/2025		At least $1,218.750
	11th:	9/29/2025		At least $1,229.167
	12th:	10/27/2025		At least $1,239.583
	13th:	11/28/2025		At least $1,250.000
	14th:	12/29/2025		At least $1,260.417
	15th:	1/27/2026		At least $1,270.833
	16th:	2/27/2026		At least $1,281.250
	17th:	3/27/2026		At least $1,291.667
	18th:	4/27/2026		At least $1,302.083
	19th:	5/27/2026		At least $1,312.500
	20th:	6/29/2026		At least $1,322.917
	21st:	7/27/2026		At least $1,333.333
	22nd:	8/27/2026		At least $1,343.750
	23rd:	9/28/2026		At least $1,354.167
	24th:	10/27/2026		At least $1,364.583
	25th:	11/27/2026		At least $1,375.000
	26th:	12/28/2026		At least $1,385.417
	27th:	1/27/2027		At least $1,395.833
	28th:	2/26/2027		At least $1,406.250
	29th:	3/29/2027		At least $1,416.667
	30th:	4/27/2027		At least $1,427.083
	31st:	5/27/2027		At least $1,437.500
	32nd:	6/28/2027		At least $1,447.917
	33rd:	7/27/2027		At least $1,458.333
	34th:	8/27/2027		At least $1,468.750
	35th:	9/27/2027		At least $1,479.167
	36th:	10/27/2027		At least $1,489.583
	37th:	11/29/2027		At least $1,500.000
	38th:	12/27/2027		At least $1,510.417
	39th:	1/27/2028		At least $1,520.833

	40th:	2/28/2028	At least $1,531.250
	41st:	3/27/2028	At least $1,541.667
	42nd:	4/27/2028	At least $1,552.083
	43rd:	5/30/2028	At least $1,562.500
	44th:	6/27/2028	At least $1,572.917
	45th:	7/27/2028	At least $1,583.333
	46th:	8/28/2028	At least $1,593.750
	47th:	9/27/2028	At least $1,604.167
	48th:	10/27/2028	At least $1,614.583
Buffer amount:	25% of principal (75% maximum loss)[1]
Pricing date:	November 27, 2023
Final determination date:	November 27, 2028
Maturity date:	November 30, 2028
CUSIP:	61775MXK7
Preliminary Terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988223029887/ms10884_fwp-15922.htm

1All payments are subject to our credit risk

Hypothetical Examples

Early Redemption[1]
Date	Change in the Underlying	Payment (per security)
1st Determination Date	-20%	--
2nd Determination Date	+20%	$1,135.417*
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,135.417 per security on the related early redemption date.

*Assumes a call return of 12.50% per annum

Hypothetical Payout at Maturity[1]

Assuming that the underlying index closes below its call threshold level on each of the determination dates, and, consequently, the securities are not automatically redeemed prior to, and remain outstanding until, maturity:

Change in the Underlying	Payment (per security)
+30%	$1,625.00*
+20%	$1,625.00*
+10%	$1,625.00*
0%	$1,625.00*
-10%	$1,000.00
-15%	$1,000.00
-20%	$1,000.00
-25%	$1,000.00
-30%	$950.00
-40%	$850.00
-75%	$500.00
-90%	$350.00
-100%	$250.00
*Assumes a call return of 12.50% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities do not pay interest and provide a minimum payment at maturity of only 25% of your principal.

●The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The market price will be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the securities is approximately $886.40 per security, or within $36.40 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●Reinvestment risk.

●The securities will not be listed on any securities exchange and secondary trading may be limited, and accordingly, you should be willing to hold your securities for the entire 5-year term of the securities.

●Investing in the securities is not equivalent to investing in the underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlying Index

●No assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Index Components.

●The decrement of 4% per annum will adversely affect the performance of the Index in all cases, whether the Index appreciates or depreciates.

●The Index is subject to risks associated with the use of significant leverage.

●The Index may not be fully invested.

●The Index was established on March 14, 2022 and therefore has very limited operating history.

●As the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

●The E-mini® Russell 2000® futures contracts are one of the Index Components and are subject to risks associated with small-capitalization companies.

●Adjustments to the underlying index could adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.